UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Ameriprise Financial, Inc.
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Why You Should Support Ameriprise Financial’s Say-on-Pay Vote April 10, 2019

Ameriprise has an active shareholder engagement program 2 In 2017 and 2018, we held discussions with 17 of our largest shareholders; we engaged with 13 of those investors more than once. We appreciate the comments and suggestions made by our shareholders, and responded by making significant changes to our compensation program. ISS and Glass Lewis both acknowledged that the Compensation and Benefits Committee was responsive to shareholder concerns we heard during our extensive engagement efforts. Management and Compensation and Benefits Committee members will again participate in engagement calls before and after the 2019 annual meeting.

Three reasons to vote “FOR” Say on Pay 3 We listened to shareholder concerns and responded. We made significant changes to our executive compensation program. 2018 financial performance was strong and well above the peer group. ISS acknowledged we were at the high end of peer group performance. There is a direct link between performance and our executive compensation. As a result of the changes we implemented, CEO total direct compensation declined by 23% and cash compensation declined by 43% from 2017. 1 2 3

We heard you. We took action. 4 the maximum payout percentage for the total incentive pool. Now 25 percentage points lower Reduced CEO target incentive, as distinct from incentive pool for all NEOs Disclosed disclosure to emphasize that targets for all metrics are established at the beginning of the performance cycle Improved stock ownership threshold for CEO from 6x to 10x base salary, and NEOs from 3x to 4x base salary Increased total incentive pool for 2018 flat and initiated no base salary increases for NEOs Maintained perquisite allowance for Executive Leadership Team Eliminated equity to 70% of 2018 total incentives for the Chairman and CEO, and reduced cash to 30% Increased CEO target incentive by $1.8 million Reduced

Our 2018 total compensation program is directly linked to Ameriprise performance 5 $11.19 million $6.836 million 2017 2018 43% decrease Cash compensation for the CEO declined The percentage of equity compensation for the CEO increased

Our long-term equity awards are directly linked to Ameriprise performance 6 ROE EPS growth Relative TSR Modifier 50% 50% 50% 25% 25% Long - term Equity Awards Performance Share Units Stock Options Restricted Stock Awards

Our annual incentives are directly linked to Ameriprise performance

Annual incentive awards are based on pre-set metrics for financial as well as business and strategic performance. These awards are formulaic, and performance is measured against the pre-set goals for each metric; the Committee does not have discretion to alter the amounts.

Annual Incentive Mix



15% Net Revenues
25% Earnings
20% EPS (diluted)
20% ROE ex. AOCI
20% Balance Sheet Quality
70 %
30 %
Profitability grow our Advice & Wealth Management Business 30%
Profitability grow our Asset Management Business 15%
Prudently grow our Protection & Annuities Businesses 15%
Invest in growth and re-engineering for efficiency 15%
Human capital management 25%
Financial performance
Business and strategic performance

7

Performance on our annual incentive financial metrics improved across the board in 2018 8 Adjusted Operating Net Revenues(1) $ in billions Adjusted Operating Earnings(1) $ in millions Adjusted Operating Earnings Per Diluted Share(1) Adjusted Operating Return on Equity, ex. AOCI(1) +5.4% +11% +17.8% +4.3 pts For the purposes of evaluating 2017 performance, the Compensation and Benefits Committee of the Ameriprise Board excluded $320 million of Net Income remeasurement impacts associated with the enactment of federal tax reform. Our longer-term operating performance is also very strong on a relative basis, with industry leading ROE, and ROIC in the top quartile of peers. See pages 41-42 of our 2018 proxy statement for important disclosures and related details. $12.04 $12.69 2017 2018 $1,923 $2,135 2017 2018 $12.27 $14.45 2017 2018 32.3% 36.6% 2017 2018

Our long-term total shareholder return is exceptional We have generated consistent annual returns of 10.6% since our spin-off from American Express in 2005, compared to 2.1% for the S&P 500 Financials. We continue to demonstrate significant long-term growth and outperform the S&P 500 and S&P 500 Financials by 113 and 250 percentage points, respectively. © 2019 Ameriprise Financial, Inc. All rights reserved. 9

Linking TSR to compensation Our stock price has appreciated by 30% since the beginning of 2019, compared to an average of 13% for our proxy peers as of 4/2/2019. 10 We base compensation primarily on financial and operational performance. Total shareholder return is used only as a modifier in the Performance Share Unit program. We believe there is a strong alignment between pay and performance. The supplemental table on page 55 of our proxy statement shows total direct compensation for our CEO and the other named executive officers for the period 2016-2018 so that our shareholders have a clearer picture of the structure of our executive compensation program. 0 50 100 150 200 0 10 20 30 40 2014 2015 2016 2017 2018 CEO Compensation Relative to Indexed TSR Summary Compensation Table Supplemental Compensation Table Indexed TSR

Total shareholder return While we recognize TSR as an important metric for our shareholders, we know that our 3-year TSR from 2016 – 2018 was significantly impacted by the stock price dislocation in the fourth quarter of 2018. 11 In the fourth quarter of 2018, our TSR was negatively impacted by significant market volatility. This timing was particularly problematic, because the end of 2018 is when ISS took its TSR snapshot and identified a “high” pay-for-performance concern based on our 3-year TSR at that specific point of time. 4th quarter volatility For example, based on our understanding of the methodology that ISS follows, our 3-year TSR would have scored significantly better if the TSR snapshot had been taken at either the end of the third quarter of 2018, or the end of the first quarter of 2019 – likely resulting in a lower concern on ISS’s Relative Degree of Alignment quantitative test.

Total direct compensation more accurately reflects 2018 compensation 12 Total Direct Compensation Misalignment Based on ISS’s Calculation The Summary Compensation Table presents a distorted picture of executive compensation because there is a one-year lag in reporting equity awards. In 2018, we are reporting the value of equity awards made for 2017 performance. ISS treated these equity awards as part of 2018 total compensation. ISS increases the CEO’s total compensation by $1.27 million by using its own option valuation model, rather than the one disclosed in our proxy statement. Finally, most of the compensation ISS is evaluating was granted before our 2018 say-on-pay vote and before we made significant changes to our program. The table on page 39 of our proxy statement describes the calculation of total direct compensation. 2017 2018 2018 CEO compensation decreased 23.1% from 2017 (1) - 23.1%

Conclusion The Compensation and Benefits Committee is deliberate in its focus on long-term financial and business performance, rather than near term stock price or stock price at a particular point in time. In response to the feedback received from investors, the Committee made significant changes that directly address the feedback received. As a result, CEO total direct compensation declined by 23% and cash incentives declined by 43% over the prior year. Given the significant changes the Board implemented, compensation would have declined even more if 2018 performance had not been so strong. For all of the reasons mentioned above, the Committee respectfully requests that you vote “For” our Say on Pay proposal, Item 2 on the ballot at our April 24, 2019, annual meeting. Thank you. Jeffrey Noddle, Chairman Dianne Neal Blixt Amy DiGeso Lon R. Greenberg Robert F. Sharpe, Jr. 13